Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-226663) of Fortis Inc. of our report dated June 12, 2026, relating to the financial statements and supplemental schedule of the Tucson Electric Power Company 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.
BDO USA, P.C.
Denver, Colorado
June 12, 2026